Exhibit 99.1

NEWS RELEASE

SUNEDISON AND RIVERSTONE TO PARTNER IN
SILVER RIDGE POWER JOINT VENTURE

ST. PETERS, Mo., June 17, 2014 - SunEdison, Inc. (NYSE: SUNE) has reached a definitive agreement to acquire a 50% ownership stake in Silver Ridge Power, LLC (“SRP”) from a subsidiary of The AES Corporation. Through its ownership in the SRP joint venture, SunEdison will own 50% of (i) 336 MW (megawatt) of solar power plant operating projects and (ii) a 40% interest in the Tenaska Imperial Solar Energy Center West 183 MW solar power facility to be completed in 2016. SRP’s assets include the currently operating 266 MW Mt. Signal solar project in California. The acquisition is expected to close in late June 2014, subject to customary closing conditions and receipt of regulatory approvals.

Following the acquisition, the remaining 50% of SRP will continue to be held by an affiliate of Riverstone Holdings LLC (“Riverstone”). After closing, Riverstone and SunEdison expect the joint venture to contribute the Mt. Signal project to SunEdison’s yieldco subsidiary. In addition, following completion of the Tenaska Imperial Solar Energy Center West project, and subject to customary closing conditions and receipt of regulatory approvals, SunEdison expects to acquire Riverstone’s share of SRP’s interest in Tenaska Imperial Solar Energy Center West and to contribute a total of a 40% interest in Tenaska Imperial Solar Energy Center West to SunEdison’s yieldco subsidiary in 2016.

“SRP has several strong projects in operation,” said Ahmad Chatila, CEO of SunEdison. “We’re looking forward to working with Riverstone, a recognized leader in energy project finance and investing, to continue to monetize SRP’s operating projects.”

“We’re pleased to welcome SunEdison, a leader in project development, finance and asset ownership, as our new partner in SRP,” said Michael B. Hoffman, a Partner at Riverstone.

The transactions with AES and Riverstone are subject to purchase price adjustments and customary regulatory approvals, including Federal Energy Regulatory Commission (FERC) approval and an antitrust review under the Hart-Scott-Rodino (HSR) Act. These approvals are expected in late June 2014.

About SunEdison

SunEdison is a global leader in transforming how energy is generated, distributed and owned. SunEdison manufactures solar technology and develops, finances, installs and operates distributed solar power plants, delivering predictably priced electricity and services to its residential, commercial, government and utility customers.  SunEdison also provides 24/7 asset management, monitoring and reporting services for hundreds of solar systems worldwide via the company's Renewable Operation Center (ROC). SunEdison has offices in North America, Europe, Latin America, Africa and Asia. SunEdison’s common stock is listed on the New York Stock Exchange under the symbol “SUNE.”

About Riverstone Holdings LLC

Riverstone is an energy and power-focused private investment firm founded in 2000 by David M. Leuschen and Pierre F. Lapeyre, Jr. with approximately $27 billion of equity capital raised. Riverstone conducts buyout and growth capital investments in the exploration and production, midstream, oilfield services, power and renewable sectors of the energy industry. With offices in New York, London, Houston and Mexico City, the firm has committed approximately $26.1 billion to 108 investments in North America, Latin America, Europe, Africa and Asia.

Forward-Looking Statements

Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating to, among other things, the expected closing date of SunEdison’s acquisition of an ownership stake in SRP and the expected monetization and/or development of SRP’s assets. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release. The forward-looking statements in this press release speak only as of the date of this press release and are subject to uncertainty and changes. Given these circumstances, you should not place undue reliance on these forward-looking statements. SunEdison and Riverstone expressly disclaim any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

Contacts:

SunEdison	Riverstone
Media: Gordon Handelsman Senior Director, Brand and Corporate Communication Direct: (650) 632-6120 Investors/Analysts: Chris Chaney Director, Investor Relations Direct: (636) 474-5226	James David or Jeffrey Taufield Kekst and Company (212) 521-4800